UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event Reported): September 20, 2007

ARIBA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26299	77-0439730
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

807 11th Avenue, Sunnyvale, California	94089
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 390-1000

Not Applicable

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

The Merger Agreement

On September 20, 2007, Ariba, Inc., a Delaware corporation (“Ariba”), Axe Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Ariba (“Merger Sub”), Procuri, Inc., a Delaware corporation (“Procuri”), and Insight Venture Partners, LLC, as Stockholders’ Representative, entered into an Agreement and Plan of Merger and Reorganization (the “Merger Agreement”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into Procuri (the “Reverse Merger”) and, promptly thereafter (but no later than five business days thereafter), Procuri will merge with and into Ariba or a first-tier, wholly-owned subsidiary of Ariba with Ariba or such first-tier wholly-owned subsidiary being the surviving entity of such merger (the “Second-Step Merger; and together with the Reverse Merger, the “Merger”). Under the terms of the Merger Agreement, the total consideration pursuant to the Merger is approximately $92.6 million payable half in cash and half in Ariba common stock plus the paying off of Procuri’s debt. For purposes of the Merger Agreement, the stock consideration is based on the average closing price per share of Ariba’s common stock on The Nasdaq Global Market for the twenty trading day period up to and including the trading day that is three trading days immediately preceding (but not including) the closing date of the Reverse Merger.

Pursuant to the Merger Agreement, $14 million of cash will be held in escrow for indemnification claims. The escrow shall be released eighteen months following the closing of the Reverse Merger. There is an additional indemnification obligation of $7 million by the stockholders of Procuri outside the escrow that shall expire on the 30th month following the closing of the Reverse Merger with respect to certain intellectual property and tax representations. The funds held in escrow and the additional $7 million will be the exclusive source of recovery for Ariba with respect to indemnification claims, subject to certain exceptions.

The Merger Agreement contains customary representations and warranties, covenants and conditions, including approval of the Merger Agreement by Procuri’s stockholders and the expiration or termination of the applicable waiting period under the Hart-Scott Rodino Antitrust Improvements Act of 1976. No vote of Ariba’s stockholders is required to approve the Merger. This transaction has been approved by the board of directors of both Ariba and Procuri. Ariba expects to complete the transaction in the first quarter of Ariba’s fiscal year 2008.

The foregoing description of the transaction does not purport to be complete and is qualified in its entirety by reference to the complete text of the Merger Agreement, a copy of which will be filed with Ariba’s Form 10-K for the fiscal year ended September 30, 2007.

Stockholder Consent

In connection with the execution of the Merger Agreement, each of Procuri’s principal stockholders entered into a Written Consent and Agreement with Ariba (each, a “Stockholder Consent”), pursuant to which each principal stockholder, among other things, approved the Merger and agreed not to transfer any shares of stock that such principal stockholder held prior to the consummation of the Merger.

The foregoing description of the Stockholder Consent does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stockholder Consent, a form of which will be filed with Ariba’s Form 10-K for the fiscal year ended September 30, 2007.

Item 8.01.	Other Events.

A copy of the joint press release of Ariba and Procuri announcing the signing of the Merger Agreement is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Joint Press Release of Ariba, Inc. and Procuri, Inc. dated September 20, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARIBA, INC.

DATE: September 20, 2007	By:	/s/ James W. Frankola
James W. Frankola
Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Joint Press Release of Ariba, Inc. and Procuri, Inc. dated September 20, 2007